Filed Pursuant to Rule 433

Registration Statement No. 333-255456

July 21, 2021

REPUBLIC OF INDONESIA

FINAL TERM SHEET

U.S.$750,000,000 3.050% Bonds due 2051 (the “Bonds”)

Issuer:	Republic of Indonesia (the “Republic”)

Specified Currency:	U.S. Dollars

Principal Amount:	U.S.$750,000,000

Public Offering Price:	99.031% not including accrued interest

Gross Proceeds:	U.S.$742,732,500.00 , not including accrued interest totaling U.S.$12,454,166.67 from January 12, 2021, to July 28, 2021, plus accrued interest, if any, from July 28, 2021

Underwriting Discounts and Commission:	U.S.$297,093.00

Net Proceeds (Before Expenses):	U.S.$754,889,573.67

Interest Rate:	The Bonds will bear interest from January 12, 2021 at a rate of 3.050% per annum

Interest Payment Date:	Interest will be paid on March 12 and September 12 of each year, commencing on September 12, 2021

Maturity Date:	March 12, 2051

Benchmark:	1 7⁄8 02/15/51

Benchmark Yield:	1.959%

Re-offer Spread:	+114.1bps

Re-offer Yield:	3.100%

Reopening:	The Bonds constitute a further issuance of, and will form a single series with, the existing U.S.$1,250,000,000 aggregate principal amount of the Republic’s 3.050% Bonds due 2051 previously issued on January 12, 2021.

Specified Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Settlement Date:	July 28, 2021

Day count:	30/360

Listing:	Expected listing of the Bonds on the Singapore Exchange Securities Trading Limited and the Frankfurt Stock Exchange

Settlement and Delivery:	The Republic expects that delivery of the Bonds will be made against payment therefor on or about the Settlement Date, which will be the fifth business day following the date of pricing of the Bonds. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement

Joint Lead Managers/Underwriters:	BNP Paribas, BofA Securities, Inc., Crédit Agricole Corporate and Investment Bank, Singapore Branch, Deutsche Bank AG, Singapore Branch and The Hongkong and Shanghai Banking Corporation Limited

Co-Managers:	PT BRI Danareksa Sekuritas and PT Trimegah Sekuritas Indonesia Tbk

Billing and Delivery:	BofA Securities, Inc.

Security Identifiers:	CUSIP: 455780 CW4 / ISIN: US455780CW44

MiFID II professionals/ECPs-only — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

UK MiFIR professionals/ECPs-only — Manufacturer target market (UK MIFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

The Republic has filed a registration statement (including a prospectus) and other documents with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Republic has filed with the SEC for more complete information about the Republic and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by calling BofA Securities at 1-800-294-1322.

A preliminary prospectus supplement dated July 21, 2021 can be accessed through the following link:

https://sec.report/Document/0001193125-21-220206/

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.